Exhibit 10.1

FIRST AMENDMENT TO

LEASE AGREEMENT

This First Amendment to Lease Agreement (this “Amendment”), dated as of June 30, 2020, is entered into by and between HARRISON LIMITED PARTNERSHIP ONE, a North Carolina limited partnership (“Landlord”) and COCA-COLA CONSOLIDATED, INC., a Delaware corporation, formerly known as Coca-Cola Bottling Co. Consolidated (“Tenant”).

RECITALS

A.    Landlord and Tenant are parties to that certain Lease Agreement dated March 23, 2009 with respect to certain premises located in Mecklenburg County, North Carolina (the “Lease”).

B.    Landlord and Tenant wish to amend the Lease in certain respects, as more particularly set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

1.    Recitals. The foregoing recitals are hereby incorporated into and made a part of this Amendment by this reference.

2.    Extension of Term. The Term is hereby extended for a period of fifteen (15) additional years such that the expiration date shall be December 31, 2035. After giving effect to this Amendment, the Lease will be deemed to have one (1) remaining Extension Term of five (5) years at the end of the new fifteen (15) year Term, which Tenant shall have the right to exercise in accordance with the terms of Section 3.03 of the Lease.

3.    Base Rent.

A.    The Base Rent for the remainder of the Term shall be as set forth in the chart below. For purposes hereof, “CPI” shall mean the Consumer Price Index for All Urban Consumers for all items (1982-84=100), U.S. City Average (not seasonally adjusted), as published by the Bureau of Labor Statistics of the United States Department of Labor (the “BLS”) or in the event such index is no longer published, then such other index as shall be generally acceptable as being comparable thereto. The “CPI Increase” shall mean the annual increase (if any) of CPI for the immediately preceding calendar year as calculated as (x) the ratio of CPI for the December immediately preceding such Commencement Date anniversary, over CPI for the December that was thirteen months preceding such Commencement Date anniversary, less (y) one (1).

B.    With respect to each calendar year during the portion of the Term from January 1, 2027 to December 31, 2035, including the Extension Term if exercised by Tenant, the following provisions shall apply: (a) Landlord shall deliver to Tenant written notice of Landlord’s determination of the CPI Increase for the immediately preceding calendar year (the “CPI Increase Notice”) within five (5) business days following BLS’s release of the CPI for the month of

December of the immediately preceding calendar year; and (b) Base Rent for the first quarter of such calendar year shall be due and payable by Tenant within five (5) business days following Tenant’s receipt of Landlord’s CPI Increase Notice or (if applicable) the CPI Increase Agreement, as defined below, or (if applicable) the CPA Determination, as defined below. In the event Tenant does not agree with Landlord’s determination of the CPI Increase, then Tenant shall notify Landlord in writing of such objection within five (5) business days following Tenant’s receipt of Landlord’s CPI Increase Notice, and the parties shall work collaboratively and in good faith to agree upon the CPI Increase in writing (the “CPI Increase Agreement”). In the event the parties are unable to agree in writing as to the CPI Increase within fifteen (15) business days following Landlord’s delivery of the CPI Increase Notice to Tenant, then the CPI Increase shall be determined by a third-party certified public accountant reasonably acceptable to Landlord and Tenant, which determination shall be final and binding on the parties hereto (the “CPA Determination”).

Lease Years	Annual Base Rent

January 1, 2020 – December 31, 2023	$4,450,972.45 ($6.85 psf)

January 1, 2024 – December 31, 2024	$4,587,425.62 ($7.06 psf)

January 1, 2025 – December 31, 2025	$4,723,878.79 ($7.27 psf)

January 1, 2026 – December 31, 2026	$4,866,829.73 ($7.49 psf)

January 1, 2027 – December 31, 2035

Base Rent shall increase each year during this period of the Term as of each anniversary of the Commencement Date by an amount equal to the CPI Increase, provided however, in no event shall such increase in Base Rent be less than 2% or more than 6% of the Base Rent for the immediately preceding year.

Extension Term (if exercised by Tenant pursuant to Section 3.03 of the Lease)

January 1, 2036 – December 31, 2040

Base Rent shall increase each year during this period of the Term as of each anniversary of the Commencement Date by an amount equal to the CPI Increase, provided however, in no event shall such increase in Base Rent be less than 2% or more than 6% of the Base Rent for the immediately preceding year.

4.    Early Termination Right. Tenant shall have the right to terminate the Lease effective as of January 1, 2033 or any time thereafter prior to the expiration of the Term, subject to the terms set forth below. In the event Tenant elects to exercise its right to terminate the Lease prior to the expiration of the Term as set forth above, then Tenant shall deliver to Landlord at least two (2) years’ prior written notice of such election (the “Early Termination Notice”). In the event Tenant delivers the Early Termination Notice to Landlord as set forth above, then Tenant shall deliver to Landlord on or before the date of the termination of the Lease as set forth in Tenant’s Early Termination Notice (the “Termination Date”) a termination fee in an amount equal to the monthly Base Rent in effect as of the Termination Date multiplied by twenty-five percent (25%) of the total number of full calendar months that otherwise would have remained in the Term following the Termination Date.

5.    Notice. Section 15.12(b) and 15.12(c) are hereby deleted in their entirety and replaced with the following:

“(b) All rents and other sums payable by Tenant to Landlord shall be by check payable to “Harrison Limited Partnership One” delivered in person or mailed to Landlord at “Volunteer Building Suite 1200, 832 Georgia Ave., Chattanooga, Tennessee Attn: John F. Henry Jr.”, or by wire transfer per instructions delivered by Landlord, from time to time.

(c) All notices, demands, or requests from Tenant to Landlord shall be given to Landlord at Volunteer Building Suite 1200, 832 Georgia Ave., Chattanooga, Tennessee Attn: John F. Henry Jr. or, if by facsimile transmission, to (423) 321-1509.”

6.    Ratification of Lease. Except as amended and modified by this Amendment, all the terms, provisions, agreements, covenants and conditions of the Lease are hereby affirmed and ratified. From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby. Landlord and Tenant each hereby ratifies and confirms its obligations under the Lease, and represents and warrants to the other that, to its knowledge, it has no defenses thereto. Additionally, Landlord and Tenant further confirm and ratify that, as of the date hereof, (a) the Landlord and Tenant are and remain in good standing and the Lease is in full force and effect, and (b) neither Landlord nor Tenant has any claims, counterclaims, set-offs or defenses against the other arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant. In the event of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall prevail.

7.    Counterparts. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party may execute a facsimile or e-mail counterpart signature page, which shall constitute a valid and binding obligation of the party signing such facsimile or e-mail counterpart.

8.    Entire Agreement. This Amendment contains the entire understanding and agreement between the parties relating to the matters covered hereby and supersedes all prior or contemporaneous negotiations, arrangements, agreements, understandings, representations, and statements, whether oral or written, with respect to the matters covered hereby, all of which are merged herein and shall be of no further force or effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

Tenant:

COCA-COLA CONSOLIDATED, INC.,
a Delaware corporation

By:	/s/ E. Beauregarde Fisher III
Name: E. Beauregarde Fisher III
Title:	Executive Vice President, General Counsel

Landlord:
HARRISON LIMITED PARTNERSHIP ONE,
a North Carolina limited partnership

By:	JFH Management, Inc.,
its General Partner

By:	/s/ John F. Henry Jr.
Name:	John F. Henry Jr.
Title:	President

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